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                                                                    EXHIBIT 4.01

                      AEGON USA INVESTMENT MANAGEMENT, INC.

                          2001 LONG-TERM INCENTIVE PLAN


1.       PREMISE

The purpose of the AEGON USA Investment Management, Inc. Long-Term Incentive Plan (the "Plan") is to reward key employees of the AEGON USA Investment Division (the "Investment Division") who contribute to performance of the Investment Division.

2.       TERM

The period beginning January 1, 2001 and ending December 31, 2003.

3.       PARTICIPANTS

Employees recommended by Investment Division Senior Management and approved by the Chief Investment Officer ("CIO") shall be designated as participants ("Participant") in the Plan. An employee must be actively employed as of the first business day of the Term in order to be eligible for participation.

4.       AWARDS

4.1      Participation Levels

The participation level shall be determined by the CIO at the beginning of the Plan Term. A Participant's participation level is the percentage of his or her base salary at the beginning of the Plan Term unless otherwise determined by the CIO in his sole discretion.

4.2      Eligibility for the Award

No Participant has any vested rights in the Plan and must be actively employed at the end of the Plan Term or have terminated employment by reason of death, disability or normal retirement to be eligible for an award under the Plan. Disability will be determined by the CIO in accordance with the determination of such Participant as disabled under the long-term disability plan of AEGON USA, Inc. (the "Company"). Normal Retirement shall occur on or after the normal retirement date of an employee under the Company's pension or retirement plan. Except as provided above, prior to that time, no Participant shall have any vested rights to an award under the Plan unless the CIO determines in his sole discretion that it is in the best interest of the Investment Division to do so.


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4.3      TEAM, DIVISIONAL AND INDIVIDUAL GOALS

Awards will be based on the average of the Participant's Short-Term Incentive Compensation Plan ("STIC") results (expressed as a percentage relative to the STIC target) for each of the three years constituting the Plan term. Awards will be calculated in accordance with the attached example, "Exhibit A". A Participant's three-year average Performance Factor must be .50 or above to receive an award.

4.4      Payment upon Death, Disability, Termination

A Participant who has died, retired, or become disabled during the Plan Term shall be eligible to receive a partial award under the Plan, based on the portion of the Plan Term completed prior to such event. In addition, a Participant who otherwise terminates employment prior to the end of the Term and who the CIO has approved as eligible for an award shall be eligible to receive a partial award under the Plan, based on the portion of the Plan Term completed prior to his termination.

In the event the Participant has died, payment will be made to his named beneficiary, or if none, his/her spouse, if living, otherwise his children in equal shares, otherwise his/her estate.

4.5      Form and Time of Payment

Payment of the total award for which a Participant is eligible under the Plan shall be made one-half in cash and one-half in the AEGON NV stock at the market price at the close of the first business day of the Plan Term.

Payment will be made to the Participant as soon as possible after the end of the Plan Term, but payment may be made to a terminated vested participant at such time as the CIO determines.

5.       FORFEITURE OF AN AWARD

A participant loses rights to any unpaid amount if such participant is determined by the CIO to have, (1) within two years after the earlier of the (i) termination of employment with the Company or a subsidiary or (ii) the expiration of the Plan Term, used information obtained through such participant's employment with the Company or a subsidiary to knowingly cause or attempt to cause competitive damage to the Company or subsidiary or (2) either before or after termination of employment with the Company or a subsidiary, committed a felony or misdemeanor against the Company or a subsidiary thereof.

6.       ADMINISTRATION

The Plan shall be administered by the CIO. The CIO shall determine all questions of interpretation and application of the Plan, including determination of whether the goals set forth on Exhibit A are met, whether a Participant is eligible for an award or whether an award is to be paid or forfeited under the Plan.

7.       EXTRAORDINARY EVENTS AFFECTING THE COMPANY

In the event of a merger, sale of assets, sale of stock, consolidation, corporate reorganization or any other extraordinary event affecting the Company or any of its subsidiaries, the CIO will use his best efforts to


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make any appropriate determinations and adjustments it considers necessary to preserve substantially the rights and benefits of Participants and beneficiaries.

8.       MISCELLANEOUS PROVISIONS

8.1 Non-Transferability. A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan and any attempted disposition shall be null and void. Payments will be made only to a Participant or a beneficiary entitled to receive the payment or to the Participant's or beneficiary's authorized legal representative. Deposit of any sum in any financial institution to the credit of any Participant or of any beneficiary shall constitute payment to the Participant or beneficiary.

8.2 No Employment Right. Neither this Plan nor any action taken under the Plan will be construed as giving any individual any right to be retained as an officer or employee of the Company or any of its subsidiaries.

8.3 Tax Withholding. Either the Company or a subsidiary, as appropriate, shall have the right to deduct from any payment made from the Plan any federal, state, local or employment taxes which it deems are required by law to be withheld. In the case of payments in AEGON NV stock, the Participant or beneficiary receiving the stock may be required to pay to the Company or a subsidiary an amount required to be withheld with respect to the payment of such AEGON NV stock. At the request of a Participant or beneficiary, or as required by law, any sums required for the payment of any estimated or accrued income tax liability may be withheld and paid over to the governmental entity entitled to receive the same.

8.4 Government and Other Regulations. The obligation of AEGON USA Investment Management, Inc. or the Company to make payment on account of Awards is subject to all applicable laws and regulations and to any approvals by government agencies as may be required. Some AEGON NV stock paid may in certain circumstances be exempt from registration under the Securities Act of 1933 and the Company may restrict its transfer in any manner as it deems advisable to ensure an exempt status.

8.5 Governing Law. All matters relating to this Plan or to Awards granted by the Plan will be governed by the laws of the State of Iowa without regard to the principles of conflict of laws.

8.6 Gender. The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include the plural, unless the content clearly indicates the contrary.

8.7 Amendment and Termination. Nothing in this Plan shall be deemed to create any rights of participation of any employee. The CIO may, in his sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part, retroactively or prospectively, without any liability to any Participant.

8.8 Relationship to Other Benefits. No payment or prospective payment under this Plan shall be taken into account in determining any benefits under any other pension, retirement, profit sharing or group insurance plan of the Company or any subsidiary of the Company, unless specifically so provided in such other plan. Payments or prospective payments under this Plan shall be in addition to any


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payments to which the Participant is entitled under the AEGON USA Investment
Division Short-Term Incentive Compensation Plan.


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